Exhibit 99.1

Gran Tierra Energy Announces Appointment of Gerry Macey to its Board of Directors

CALGARY, Aug 23, 2010 /PRNewswire via COMTEX/ --

Brings over 38 years of global oil and gas industry experience with proven track record of world class exploration success

Gran Tierra Energy Inc. ("Gran Tierra Energy") (AMEX: GTE; TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced the appointment of Gerry Macey as an independent Director of the Company.

"We are very pleased to have Gerry join our Board," said Jeffrey Scott, Chairman of the Board of Directors of Gran Tierra Energy Inc. "He brings a deep understanding of international oil and gas exploration and production business including a strong technical knowledge of petroleum basins and a proven track record of world class exploration success in a number of countries worldwide. We look forward to his contribution as Gran Tierra Energy implements its growth strategy."

Mr. Macey has over 38 years of experience in the petroleum industry including exploration and development expertise in basins around the world. He received a Bachelors degree in Geotechnical Science from Concordia University and went on to study at Carleton University to receive his Masters of Science in Geology. Mr. Macey's professional career started as a Geologist with Gulf Canada Resources and Gulf Oil Corporation, U.K., which was followed by BP Resources Canada, Pan Canadian Petroleum and ultimately Encana Corporation, where he served as President, International New Ventures Exploration Division and Executive Vice President. He has sat on numerous domestic and international Boards, including more recently Addax Petroleum Corporation and Verenex Energy Corporation. He is currently on the Boards of Andora Energy and Pan Orient Energy Corporation.

Mr. Macey is currently a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, Canadian Society of Petroleum Geologists and the American Association of Petroleum Geologists. He was awarded the Stanley Slipper Gold Medal, the most prestigious award of the Canadian Society of Petroleum Geologists, for outstanding contribution to petroleum exploration in Canada, in 2005, and the Minerals Management Service Corporate Leadership Award, for exemplary leadership of the McCovey exploration project in the Beaufort Sea Outer Continental Shelf, in 2003.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru, and has opened a business development office in Rio de Janeiro, Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra Energy's Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.